Exhibit 5.1

March 9, 2005

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

Re:	Powerwave Technologies, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Powerwave Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $200,000,000 aggregate principal amount of 1.875% Convertible Subordinated Notes due 2024 (the “Notes”) and 18,034,260 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), that may be offered and sold from time to time by the selling securityholders to be named therein.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that :

1. The Notes have been validly issued and are binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

2. The issuance of the Shares upon conversion of the Notes in accordance with the indenture has been duly authorized by all necessary corporate action on the part of the Company.

3. The Shares, when issued upon conversion of the Notes in accordance with the indenture governing the Notes, as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following:

A. We express no opinion as to the validity or binding effect of any provision of the Indenture relating to any purported waiver, release, variation of rights, or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company to the extent such a Waiver is limited by provisions of applicable law (including judicial decisions) or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions).

B. We express no opinion as to the indemnity, contribution or exculpation provisions of the Indenture.

C. We express no opinion as to the validity or binding effect of any provision of the Indenture relating to choice of governing law to the extent that such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York.

D. We express no opinion as to the validity or binding effect of any provision of the Indenture purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

E. We express no opinion as to the enforceability of any provision of the Indenture specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement.

F. We are members of the Bar of the State of California and the State of New York and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California, the laws of the State of New York (solely with respect to the opinion given in paragraph 1 above with regard to the Notes being binding obligations of, and enforceable against, the Company), the General Corporation Law of the State of Delaware and federal law

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which is a part of this Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth